SHARE EXCHANGE AGREEMENT

BY AND BETWEEN

FUTURE NOW GROUP, INC.

AND

EISENBERG HOLDINGS, LLC,
JOHN QUARTO-vonTIVADAR,
ROY & PENNIE WILLIAMS,
LISA T. DAVIS,
WILLIAM E. SCHLOTH,
PETER KEENOY,
WILLIAM P. SCHLOTH,
JAMES CAVALLO AND
L. MILTON WOODS

AND

FUTURE NOW, INC.

DATED AS OF OCTOBER 30, 2007

SHARE EXCHANGE AGREEMENT

THIS SHARE EXCHANGE AGREEMENT (this “Agreement) is entered into on October 30, 2007.

BETWEEN:

EISENBERG HOLDINGS, LLC.
JOHN QUARTO-vonTIVADAR
ROY & PENNE WILLIAMS
LISA T. DAVIS
WILLIAM E SCHLOTH
L. MILTON WOODS
WILLIAM P SCHLOTH
PETER KEENOY
JAMES CAVALLO
(individually a “Stockholder” and collectively the “Stockholders”)

AND:

FUTURE NOW, INC. a company duly incorporated under the laws of the State of Delaware and having its registered and records office at 55 Washington Street, Suite 419, Brooklyn, NY 11201 (hereinafter called the “Company”)

AND:

FUTURE NOW GROUP INC., a company duly incorporated under the laws of the State of Nevada having its head office at 650 - 1500 West Georgia Street, Vancouver, B.C., V3B 5X6 (hereinafter called the “Purchaser”)

SECTION 1
BACKGROUND

A.	The Stockholders are the legal and beneficial owners of all of the issued and outstanding shares in the capital stock of the Company (“Future Now Stock”);

B.	The Purchaser is a shell corporation with no active business that desires to acquire all of the issued and outstanding Future Now Stock;

C.
The Stockholders have agreed to sell to the Purchaser, and the Purchaser has agreed to purchase, the Future Now Stock from the Stockholders in exchange for shares of the Purchaser’s common (the “Purchaser Stock”), pursuant to the terms and conditions set forth in this Agreement (the “Transaction”); and

D.	The Company joins in the execution of this Agreement in consideration of the anticipated benefit to be provided by its affiliation with the Purchaser.

NOW THEREFORE, in consideration of the mutual covenants and agreements hereinafter set forth and other good and valuable consideration (the receipt and sufficiency of which is hereby acknowledged by the parties), the parties covenant and agree as follows:

SECTION 2
SALE AND PURCHASE OF STOCK

2.1
Sale and Purchase of Future Now Stock. Each of the Stockholders agrees to sell and the Purchaser agrees to purchase all of the Future Now Stock owned by such Stockholders upon the terms and conditions herein contained. The number of shares of Future Now Stock owned by each of the Stockholders is provided under Schedule 2.1.

SECTION 3
PURCHASE PRICE

3.1
Consideration; Share Exchange. At the Closing (as defined in Section 3.2 below) upon surrender of the certificates evidencing the Future Now Stock duly endorsed for transfer to the Purchaser, the Purchaser will cause 50,394,190 shares of the common voting stock (“Common Stock”), par value $0.001 of the Purchaser to be issued to the Stockholders, in full satisfaction of any right or interest which each Stockholder held in the Future Now Stock (the “Purchase Price”). The Purchaser Stock will be issued to the Stockholders on a pro rata basis, in the same proportion as the percentage of their ownership interest in the Future Now Stock, per share and percentage details are provided on Schedule 2.1. As a result of the exchange of the Future Now Stock in exchange for the Purchaser Stock, the Company will become a wholly-owned subsidiary (the “Subsidiary”) of the Purchaser.

3.2
Closing. The parties to this Agreement will hold a closing (the “Closing”) for the purpose of executing all of the documents contemplated by this Agreement (collectively, the “Transaction Documents”) and otherwise effecting the transactions contemplated by this Agreement, at 12:00 pm on October __, 2007, or such other date and time mutually agreed upon by the parties. The Closing will be held at the offices of Gersten, Savage LLP, located at 600 Lexington Avenue, New York, New York 10022, or at such other place as the Company and the Stockholders may reasonably agree. The date on which the Closing actually occurs is referred to as the “Closing Date.”

3.3	Description of Common Stock. The Common Stock possesses all such rights and privileges that are afforded to common stock by Chapter 78 of the Nevada Revised Statutes.

3.4
Transfer Agent Order: The Stockholders acknowledge that the Purchaser Common Stock will be issued at the time of Closing. A treasury order will be executed directing the transfer agent to issue shares as described in paragraph 3.1.

3.5
Restructuring provision: Other than; (i) the issuance of stock options under the Company’s 2007 Stock Incentive Plan as properly adopted by the Purchaser along with this Agreement, and (ii) the issuance of Common Stock (or equity-like security) for a future financing or acquisition, the Stockholders undertake that on the Closing Date and for a period of not less than one (1) year there will be no restructuring of the company, such restructuring shall include and not be limited to any issuances of preferred shares, reverse splits or forward splits or changes in rights of the Common Stock of the Purchaser other than as described herein.

3.6
Cancellation of stock: Concurrently with the issuance of the Common Stock as described above, 32,000,000 of the 36,000,000 shares of the Purchaser’s Common Stock currently held by the Purchaser’s directors and former directors (the “Former Directors Stock”), will be cancelled with the remaining 4,000,000 shares re-registered as follows:

NAME OF STOCKHOLDER	NO. OF COMPANY SHARES
Gordon Samson	1,057,144
MRE Holdings Ltd.	1,032,143
Nicholas Thompson	1,032,143
David Moore	150,000
Joanna Kotsiris	150,000
Mark Epstein Professional Offshore Opportunity Fund Ltd. Professional Traders Fund, LLC	150,000 357,142 71,428
Total	4,000,000

3.7
Piggy Back Rights. Other than any registration rights the investors in the New Financing, defined below, and the Company Note Holders, as defined below, may require, the Common Stock described in paragraphs 3.6 and 3.1 will have piggyback rights for registration on the first financing undertaken by the Purchaser on a registration statement.

3.8
Financing: As provided for in Section 11, at the Closing, the Purchaser shall have completed a financing whereby it has in excess of One Million dollars ($1,000,000) (the “New Financing”) in available cash on financing terms acceptable to the Company. Furthermore, as needed, the Purchaser will ensure that all appropriate regulatory filings, such as a Form D or state blue sky are completed.

SECTION 4
BOARD OF DIRECTORS OF THE PURCHASER

4.1
Change in Control. On the Closing Date, every member of the Current Board of the Directors of the Purchaser will resign and members of management of the Company, consisting of Jeffrey Eisenberg, Bryan Eisenberg and William Schloth, will be appointed to the board of directors (“Post-Closing Directors”). The Post-Closing Directors will decide upon officers upon the closing of the transaction contemplated by this Agreement. At the Closing all resignation letters and consent to act documents will be executed.

SECTION 5
REPRESENTATIONS AND WARRANTIES OF THE STOCKHOLDERS

5.1
Representations and Warranties of the Stockholders. To induce the Purchaser to enter into and complete the transactions contemplated by this Agreement, each of the Stockholders individually represent and warrant, as of the date hereof and as of the Closing Date, that:

(a)
such Stockholder has due and sufficient right and authority to enter into this Agreement on the terms and conditions herein set forth and to sell and transfer the legal and beneficial title and ownership of the Future Now Stock to the Purchaser;

(b)	none of the Stockholders are non-residents of the United States of America within the meaning of the United States Internal Revenue Code of 1986, as amended;

(c)	the execution, delivery and performance of this Agreement and the completion of the transactions contemplated hereby will to the best of his knowledge and belief:

(i)	not constitute a breach by such Stockholder of any statute, bylaw or regulation or of the Company's by-law or articles of incorporation;

(ii)
not result in a breach of any terms or provisions, or constitute a default under any agreement, indenture, mortgage, instrument, judgment or decree to which such Stockholder is a party or by which such Stockholder is bound; and

(iii)	not result in the creation of any lien, encumbrance or other charge on the Future Now Stock;

(d)
such Stockholder is the registered and beneficial owner of his respective Future Now Stock and has good and marketable title to the Future Now Stock, and such Future Now Stock is free and clear of all liens, claims, charges and encumbrances of every nature and kind whatsoever;

(e)	the execution and delivery of this Agreement and the completion of the transaction contemplated hereby will not cause or otherwise result in any tax liability relating to the Future Now Stock.

(f)
such Stockholder has no information or knowledge of any facts relating to the Company or the business which, if known to the Purchaser, might reasonably be expected to deter the Purchaser from completing the transaction of purchase and sale herein contemplated;

(g)
no certificate furnished by or on behalf of the Stockholders to the Purchaser at the Closing in respect of the representations, warranties, and covenants of the Stockholders herein will contain any untrue statement of a material fact or omit to state a material fact necessary to make the statements contained therein not misleading;

(h)
such Stockholder acknowledges and agrees that the Purchase Price it is going to receive in the Transaction is the Purchaser Stock and the Stockholder has the capacity to protect its own interest in connection with the acquisition of the Purchaser Stock and is capable of evaluating the merits and the risks of an investment in the Purchaser by reason of its business and financial knowledge and experience;

(i)	such Stockholder is acquiring the Purchaser Stock for investment for its own account and not as a nominee or agent and not with a view to, or for resale in connection with, any distribution thereof.

(j)
such Stockholder represents and acknowledges that it has been solely responsible for its own due diligence investigation of the Purchaser, its management and business, for its own analysis of the merits and risks of this investment and for its own analysis of the terms of investment and that in taking any action or performing any role relative to the proposed investment, it has acted solely in its own interest and that neither it, nor any of its agents and employees have acted as agents, employees, partners or fiduciaries of any other person or as an agent of the Purchaser or as an issuer, underwriter, broker, dealer or investment adviser relative to this investment;

(k)
such Stockholder understands that the Purchaser has a limited operating history and that investment in the Purchaser involves substantial risks. Such Stockholder further understands that the acquisition of the Purchaser Stock would be a highly speculative investment.

5.2
Representations and Warranties in Closing Documents. All statements contained in a certificate or other instrument delivered by or on behalf of the Stockholders pursuant hereto or in connection with the transactions contemplated hereby shall be deemed to be representations and warranties by the Stockholders hereunder.

5.3
Survival of Representations and Warranties. The representations and warranties of the Stockholders contained in this Agreement shall survive the Closing and the payment of the Purchase Price and, notwithstanding the Closing and the payment of the Purchase Price, the representations and warranties of the Stockholders shall continue in full force and effect for the benefit of the Purchaser.

5.4
Reliance. The Stockholders acknowledge and agree that the Purchaser has entered into this Agreement relying on the warranties and representations and other terms and conditions of this Agreement as a portion of the information the Purchaser is relying on in making the decision to enter into this Agreement.

SECTION 6
REPRESENTATIONS AND WARRANTIES OF THE COMPANY

6.1
Representations and Warranties of the Company. To induce the Purchaser to enter into and complete the transactions contemplated by this Agreement, the Company represents and warrants, as of the date hereof and as of the Closing Date, that:

(a)
the authorized capital of the Company consists of 10,000,000 common shares with par value of $0.001 of which 5,448,021 common shares are issued and outstanding, of which 209,916 additional shares are held in escrow (“Escrowed Shares”) for John Quarto von-Tivadar, which Escrowed Shares will be fully vested and converted as part of the Closing. All of the issued shares of the Company are held by the Stockholders;

(b)
the Future Now Stock is duly authorized, validly issued and outstanding as fully paid and non-assessable shares and constitutes 100% of all of the issued and outstanding shares in the capital of the Company;

(c)
Other than items (i)-(iii) below; no person, firm or corporation has any agreement or option or a right capable of becoming an agreement for the purchase of the Purchaser Stock, any other shares in the capital of the Company owned by the Stockholders or any right capable of becoming an agreement for the purchase, subscription or issuance of any of the un-issued shares in the capital of the Company.

(i)
The bridge note holders (the “Note Holders”), as part of their investment (the “Bridge Financing”) of $675,000 into the Company, were issued 10.5% convertible promissory notes (the “Notes”). The Notes are convertible into shares of the Company’s Common Stock, unless otherwise paid off by the Company or converted by the Note Holders. $200,000 face value of the Notes have been converted into the Company’s Common Stock. The remaining balance of $475,000 in principal of the Notes and the related accrued interest will be assumed by the Purchaser as part of this Agreement. As part of the Bridge Financing, the Note Holders also received seven-year stock purchase warrants exercisable at a price of $0.75 (the “Original Warrants”). In aggregate a total of 216,000 Original Warrants were issued. Prior to the Closing, 112,000 of the Original Warrants have been exercised for additional capital of $84,000. For more information on the Notes and Original Warrants refer to Schedule 6.1(d)(i) Both the Notes and the Original Warrants will be assumed by the Purchaser. Certain terms and conditions of the Notes and Original Warrants have been adjusted based upon required terms and conditions of the New Financing. For such adjustments, the Note Holders received additional warrants equal to 100% of their outstanding Original Warrants. These adjustments reflect a change to the registration rights of the Note Holders as well as the conversion price of the Notes and exercise price of the Original Warrants. The adjustments are collectively referred to herein as the “Arrangements.” Refer to Schedule 6.1 (d)(ii) for Form of Arrangement.

(ii)
As part of the Bridge Financing, the Company also issued 34,367 five-year placement agent warrants (the “Placement Agent Warrants”) exercisable at $0.75 into the Common Stock of the Company. As consideration for similar adjustments as made to the Notes in section (i) above, the Placement Agent Warrant holders received additional warrants equal to 100% of the then-outstanding Placement Agent Warrants. Upon Closing and as part of the New Financing, additional Placement Agent Warrants exercisable at a post Transaction price of $0.35 will be issued. The amount of such additional Placement Agent Warrants on a pre- Transaction basis is 56,525; and

(iii)
815,750 stock options have been granted under the 2007 Stock Option Plan to key employees and consultants (“Grantees”) of the Company. 255,556 of the granted stock options have been exercised (“Option Exercises”). As part of the Option Exercises, the Company received promissory notes from William E. Schloth and Howard Kaplan for a total of $95,000. As part of this transaction contemplated by this Agreement, the Grantees of the remaining 560,194 stock options outstanding have all agreed to reset the exercise price of their Options to the five (5) day average closing price of the Purchaser’s Stock immediately following the Closing Date. As consideration for this adjustment to the exercise price, the Grantees have received additional stock options representing 25% of their still outstanding options. For details of such options refer to Schedule 6.1(d)(iii).

(d)
the Company and the Subsidiary hold all licenses and permits as may be requisite for carrying on its business in the manner in which it has heretofore been carried on and are in good standing with the state of their incorporation as well as their states of operations;

(e)
the Company has never owned any real property and the premises are leased to the Company from Probuild LLC (the "Landlord") under a five year lease that ends on July 31, 2009. On September 22, 2007, the Company notified the Landlord of its intention to vacate the facility on or before January 31, 2008. On October 12, 2007, the Company executed a new lease with a landlord for a period of three years for approximately 3,800 square feet in Brooklyn, NY;

(f)	no dividend declared by the Company or the Subsidiary has remained unpaid;

(g)
except for the payment of salaries, bonuses, sales commission and reimbursement for out-of-pocket expenses in the ordinary course, at Closing the Company or the Subsidiary will not be indebted to any of the Stockholders, or any director, officer or employee of the Company, any affiliate or associate or any of them, on any account whatsoever;

(h)
Schedule 6.1(d)(i) contains a true and complete list of all obligations, commitments and indebtedness of, and security given by, the Company and the Subsidiary and the Company and the Subsidiary will not have any other outstanding indebtedness or any other liabilities other than the normal accounts payable associated with the business of the Company;

(i)	all accounts receivable of the Company and the Subsidiary recorded in the books of the Company and the Subsidiary are bona fide, good and collectible without set-off or counterclaim;

(j)
other than the increase in authorized shares, including the creation of a preferred share class of stock and the change of name of the Subsidiary, the articles of the Company and the Subsidiary have not been altered since the incorporation of the Company and the registers of members, registers of directors, and the minutes of shareholders and directors’ meetings of the Company and the Subsidiary contained in the minute book of the Company and the Subsidiary are accurate and complete and document all material occurrences and actions of the Company and the Subsidiary since incorporation, and all meetings of directors and shareholders have, since incorporation, been duly held;

(k)
Schedule 6.1(l) contains a true and complete list of all the employees and key independent contractors of the Company and the Subsidiary. The Employees are not unionized, there is no collective bargaining agreement between the Company or the Subsidiary and their Employees and the Stockholder is not aware of any formal attempts to organize or unionize the Employees of the Company or the Subsidiary. There have not been any labor difficulties or work stoppages or threats thereof affecting the business;

(l)	the Company and the Subsidiary maintain insurance against loss or damage to its property and, with respect to public liability, as is in accordance with prudent business practice;

(m)
there is no basis for and there are no actions, suits, judgments, investigations or proceedings outstanding or pending or to the knowledge of the Company, the Subsidiary or any of the Stockholders threatened against or affecting the Company or the Subsidiary at law or in equity or before or by any federal, provincial, municipal or other governmental department, commission, board, bureau or agency;

(n)
to the best of the Stockholders' knowledge, the Company or the Subsidiary are not in breach of any laws, ordinances, statutes, regulations, by-laws, orders or decrees to which they are subject or which apply to them;

(o)
attached hereto as Schedule 6.1(p) are true and complete copies of the Company and the Subsidiary’s audited financial statements for the fiscal year ended December 31, 2005 and 2006 (the “Company Financial Statements”);

(p)	since the date of the most recent Company Financial Statements there has not been:

(i)
any changes in the condition or operations of the business, assets or financial affairs of the Company or the Subsidiary which are or may be, individually or in the aggregate, materially adverse or which are outside the ordinary and normal course of business; and

(ii)
any damage, destruction or loss, labor trouble or other event, development or condition (whether or not covered by insurance) which has not been disclosed to the Purchaser, which has or may adversely affect the business, assets, properties or future prospects of the Company or the Subsidiary;

(q)
the Company and the Subsidiary do not have any guarantees with respect to the obligations of any other person and has no indemnities or contingent or indirect obligations with respect to the obligation of any other person;

(r)
Schedule 6.1(s) contains a true and complete list of the domain names, patents, service marks, trade names, trademarks, industrial designs, or industrial property rights (collectively, "Intellectual Property") held by or registered in the name of the Company or the Subsidiary;

(s)	the Company has entered into written Arrangements with its Note Holders; and

(t)	other than the contracts and agreements disclosed under Schedule 6.1(u) and the Employment Agreements, the Company or the Subsidiary do not have any material contracts or agreements.

6.2
Representations and Warranties in Closing Documents. All statements contained in a certificate or other instrument delivered by or on behalf of the Company pursuant hereto or in connection with the transactions contemplated hereby shall be deemed to be representations and warranties by the Company.

6.3
Survival of Representations and Warranties. The representations and warranties of the Company contained in this Agreement shall survive the Closing and the payment of the Purchase Price and, notwithstanding the Closing and the payment of the Purchase Price, the representations and warranties of the Company shall continue in full force and effect for the benefit of the Purchaser.

6.4
Reliance. The Company acknowledges and agrees that the Purchaser has entered into this Agreement relying on the warranties and representations and other terms and conditions of this Agreement as a portion of the information the Purchaser is relying on in making the decision to enter into this Agreement.

SECTION 7
COVENANTS OF THE STOCKHOLDERS

7.1
Stockholders’ Covenants. Each of the Stockholders individually covenants and agrees with the Purchaser that, from and after the date of execution of this Agreement to the Closing Date, each of the Stockholders will to the best of his ability ensure the execution and delivery of all documents and instruments required to be executed and delivered by the Stockholders hereunder and will take all steps and proceedings and execute such further assurances and documents as may be required to effect the transfer to and register the Future Now Stock in the name of the Purchaser and to fulfill the terms and conditions of this Agreement.

7.2
Indemnity by the Stockholders. Without prejudicing any other remedy available to the Purchaser at law or in equity, the Stockholders shall indemnify and save harmless the Purchaser from and against any and all costs, losses, damages or expenses suffered or incurred by the Purchaser in any manner arising out of or relating to:

(a)
any representation or warranty of the Stockholders set forth in this Agreement being untrue or incorrect or the failure of the Stockholders to observe or perform any of their obligations pursuant hereto;

(b)	any misrepresentation in or omission from any certificate or other instrument furnished to the Purchaser hereunder; and

(c)	any and all actions, suits, proceedings, demands, assessments, judgments, costs and legal and other expenses incident to any of the foregoing.

SECTION 8
COVENANTS OF THE COMPANY

8.1	Company’s Covenants. The Company covenants and agrees with the Purchaser that, from and after the date of execution of this Agreement to the Closing Date, the Company will to the best of its ability:

(a)
conduct and cause the Subsidiary to conduct its business in the ordinary and normal course and will not do or fail to do anything that would result in the representations and warranties of the Company herein not to be true and correct at the time of Closing;

(b)
execute and deliver all documents and instruments required to be executed and delivered by the Company hereunder and will take all steps and proceedings and execute such further assurances and documents as may be required to effect the transfer to and register the Future Now Stock in the name of the Purchaser and to fulfill the terms and conditions of this Agreement;

(c)
obtain all necessary shareholders and directors’ resolutions to effect the transactions contemplated by this Agreement and do all other things reasonably necessary to facilitate the transactions contemplated herein;

(d)	maintain all existing insurance coverage with respect to the business and premises in full force and effect until completion of the Closing;

(e)
ensure that Jeffrey Eisenberg, Bryan Eisenberg, William Schloth, Howard Kaplan and John Quarto Von-Tivadar (collectively “Key Employees”) enter into management agreements made effective as of the Closing Date and that will survive the Closing, on the terms and conditions satisfactory to the Company and the Key Employees in the general form as provided under Schedule 8.1(e).

8.2
Indemnity by the Company. Without prejudicing any other remedy available to the Purchaser at law or in equity, the Company shall indemnify and save harmless the Purchaser from and against any and all costs, losses, damages or expenses suffered or incurred by the Purchaser in any manner arising out of or relating to:

(a)	any representation or warranty of the Company set forth in this Agreement being untrue or incorrect or the failure of the Company to observe or perform any of its obligations pursuant hereto;

(b)	any and all indebtedness or liability of the Company existing at the time of the Closing which was not disclosed in writing to the Purchaser by the Company;

(c)	any misrepresentation in or omission from any certificate or other instrument furnished to the Purchaser hereunder; and

(d)	any and all actions, suits, proceedings, demands, assessments, judgments, costs and legal and other expenses incident to any of the foregoing.

SECTION 9
REPRESENTATIONS AND WARRANTIES OF THE PURCHASER

9.1	Representations and Warranties of the Purchaser. The Purchaser represents and warrants, as of the date hereof and the Closing Date, that:

(a)
Each report delivered to the Company is a true and complete copy of such document as filed by the Company with the Securities and Exchange Commission (the “SEC”). The Purchaser has filed in a timely manner all documents that the Purchasser was required to file with the SEC, such documents, together with the exhibits thereto (the “SEC Documents”), under the Securities Exchange Act of 1934, as amended (the “Exchange Act”) during the twelve calendar months preceding the date hereof. As of their respective filing dates, all SEC Documents complied in all material respects with the requirements of the Exchange Act.  None of the SEC Documents as of their respective dates contained any untrue statement of material fact or omitted to state a material fact required to be stated therein or necessary to make the statements made therein, in light of the circumstances under which they were made, not misleading.  The financial statements of the Purchaser included in the SEC Documents (the “Financial Statements”) comply in all material respects with applicable accounting requirements and with the published rules and regulations of the SEC with respect thereto.  The Financial Statements have been prepared in accordance with generally accepted accounting principles consistently applied and fairly present the consolidated financial position of the Purchasser and its subsidiaries, if any, at the dates thereof and the consolidated results of their operations and consolidated cash flows for the periods then ended (subject, in the case of unaudited statements, to normal, recurring adjustments or to the extent that such unaudited statements do not include footnotes);

(b)
the Purchaser has full and absolute right power and authority to enter into this Agreement on the terms and conditions herein set forth and to enter into the transactions contemplated hereby and to issue the Purchaser Stock to the Stockholders on the Closing Date;

(c)
the Agreement, once duly executed, and delivered by the Purchaser will constitute a legal, valid and binding obligation of the Purchaser in force or against the Purchaser in accordance with the terms herein;

(d)
no proceedings have been taken or authorized by the Purchaser or to the knowledge of the Purchaser by any person with respect to the bankruptcy, insolvency, liquidation, dissolution or winding up of the Purchaser or with respect to any amalgamation, merger, consolidation, arrangement or reorganization related to the Purchaser;

(e)
the authorized capital stock of the Purchaser consists of 900,000,000 shares of Common Stock, without par value and 50,000,000 shares of Preferred Stock with a par value of $0.001, of which 52,848,000 shares of Common Stock are issued and outstanding as of the date hereof, all of which have been duly and validly authorized to be issued in accordance with the applicable laws and validly outstanding, fully paid and non-assessable;

(f)	as of the Closing Date there will be:

(i)	no outstanding options, warrants, rights of first refusals, other rights to purchase any shares of the Purchaser or any other securities; and

(ii)	no other commitments of any kind for the issuance of additional shares of the Purchaser, other than disclosed herein;

(g)
all the Purchaser Stock will be issued to the Stockholders hereunder in compliance with applicable laws and articles of the Purchaser and would be issued as fully paid and non-assessable and free and clear of all liens, charges, encumbrances and trading restrictions other than as may be imposed by securities regulators;

(h)	the directors and officers of the Purchaser are as follows:

Name	Positions Held
Gordon Samson	President, CFO and Director

(i)
attached hereto as Schedule 9(i) are true and complete copies of the Purchaser’s audited financial statements for the two fiscal years ended June 30, 2007, and June 30, 2006 (the “Purchaser’s Financial Statements”);

(j)
the Purchaser’s Financial Statements are prepared in accordance with the US GAAP and present fairly the financial position, results of operations and statements of changes in the Purchaser’s financial position for the period indicated;

(k)
no adverse material changes in the affairs of the Purchaser have occurred since June 30, 2007 and there are no liabilities contingent or otherwise of the Purchaser which are not disclosed or reflected in the Purchaser’s Financial Statements.

(l)
there are no litigation proceedings or investigations, planned or threatened against the Purchaser nor does the Purchaser know or have grounds to know of any basis for any litigation proceeding or investigation against the Purchaser except as disclosed in writing to the Stockholders;

(m)	since December 31, 2006, the Purchaser’s business has been operated substantially in accordance with all laws, rules, regulations, and orders the regulatory authorities and there has not been:

(i)	any event or change in the circumstances or liabilities of the Purchaser that has had, or which the Purchaser may expect to have, a material adverse effect on the Purchaser or its business;

(ii)	any change in liabilities of the Purchaser that has had, or which the Purchaser may expect to have, a material adverse effect on the Purchaser;

(iii)	any incident, assumption or guarantee of any indebtedness for borrowed money by the Purchaser;

(iv)	any payments by the Purchaser in respect of any indebtedness of the Purchaser for borrowed money or in satisfaction for any liabilities of the Purchaser other than in the ordinary course of business;

(v)	the creation, assumption or sufferance of the existence of any lien or any assets reflected on the Purchaser’s Financial Statements;

(vi)	any transaction or commitment made, or any contract entered into by the Purchaser;

(vii)
any grant of any severance, continuation or termination paid to any directors, officers, stockholders or employees of the Purchaser or the entering into of any employment deferred compensation or other similar agreement or amendment or variation to any such existing agreement;

(viii)	any change by the Purchaser in its accounting principles, methods or practices or in the manner it keeps its books and records;

(ix)
any distribution, dividend, bonus, management fee or other payment by the Purchaser to any of its respective officers, directors, stockholders or affiliates or any of their respective affiliates or associates; and

(x)
any material capital expenditures or commitment by the Purchaser or material sale, assignment, transfer, lease or other dispositions of or agreement to sell, assign, transfer, lease or otherwise dispose of any assets of property by the Purchaser other than in the ordinary course of business;

(n)	there are no contracts or indebtedness between the Purchaser and any of its shareholders, affiliates, or associates of any of its shareholders other than disclosed herein;

(o)	there are no material contracts to which the Purchaser is a party other than as specified in this Agreement;

(p)	the operation of the Purchaser’s business has not violated or infringed any securities laws or regulations;

(q)
the information contained in the documents, certificates and written statements, including this Agreement and the attachments thereto, furnished by the Purchaser to the Stockholders, is true and complete in all material respects and does not omit to state any material facts necessary in order to make the statements therein not misleading;

(r)	there are no facts known to the Purchaser that have not been disclosed to the Stockholders in writing that could reasonably have a material adverse effect on the Purchaser;

(s)
the Purchaser is acquiring the Future Now Stock for investment in its own account and not as a nominee or agent and not with a view to or for resale in connection with any distributions thereof in the United States. The Purchaser understands that the Future Now Stock has not been and will not be registered under the US securities laws and the applicable state laws by reason of a specific exemption from the registration provisions of the US securities laws and the state laws, the availability of which depends upon, among other things, the bona fide nature of the investment intent and the accuracy of the Purchaser’s representations as expressed herein;

(t)	the Purchaser is a U.S. Company and is not acquiring the Future Now Stock for the account or benefit of any U.S. person;

SECTION 10
COVENANTS OF THE PURCHASER

10.1	Covenants of the Purchaser. The Purchaser covenants and agrees with the Company and the Stockholders that:

(a)	it will pay on the Closing Date the Purchase Price in the manner described in this Agreement;

(b)
from and after the date of this Agreement until the Closing, as soon as the Purchaser has determined that a state of facts exists which results in or will result in any representation or warranty contained in this Agreement being untrue or incorrect in any material respect on the Closing Date, the Purchaser will notify the Company and the Stockholders of such state of facts; and

(c)	it will attend to obtaining shareholders’ approval of this Agreement.

10.2
Indemnity by the Purchaser. The Purchaser shall indemnify and save harmless the Company and the Stockholders from and against any and all costs, losses, damages or expenses suffered or incurred by the Company and the Stockholders in any manner arising out of or relating to:

(a)	any misrepresentation or non-fulfillment of any covenant on the part of the Purchaser under this Agreement; and

(b)	any and all actions, suits, proceedings, demands, assessments, judgments, costs and legal and other expenses incident to any of the foregoing.

SECTION 11
CLOSING CONDITIONS

11.1
Conditions Precedent to Closing by the Purchaser. The Purchaser’s obligation to consummate the transactions contemplated by this Agreement is subject to the satisfaction of the conditions set forth below and/or the delivery of all of the documents, items, certificates and instruments described below, all of which documents, items, certificates and instruments must be in form and substance satisfactory to the Purchaser, unless any such condition is waived by the Purchaser at the Closing. The Closing of the Transaction contemplated by this Agreement will be deemed to mean a waiver of all conditions to Closing.

(a)
Representations and Warranties. The representations and warranties of the Stockholders and the Company set forth in this Agreement will be true, correct and complete in all respects as of the Closing Date, as though made on and as of the Closing Date. The representations and warranties of the Stockholders and Company in this Agreement, subject to any supplement to the schedules of this Agreement, will be true, correct and complete in all material respects as of the date hereof and as of the Closing Date, as though made on and as of such dates and the Stockholders and the Company will each have delivered to the Purchaser a certificate dated as of the Closing Date, to the effect that the representations and warranties made by the Stockholders and the Company in this Agreement are true and correct, or if they are not true and correct, including a description of the extent to which they are no longer true and correct.

(b)
Supplement to Schedules. Any additional disclosures made in the supplemental Schedules of the Stockholders and Company made pursuant to this Agreement will be acceptable to the Purchaser in its sole discretion.

(c)
Performance. All of the covenants and obligations that the Stockholders and Company are required to perform or to comply with pursuant to this Agreement at or prior to the Closing (considered collectively), and each of these covenants and obligations (considered individually), must have been performed and complied with in all material respects. The Stockholders and the Company must have delivered each of the documents required to be delivered by it pursuant to this Agreement and any other documents reasonably requested by the Stockholders or the Company and all such documents are satisfactory to the Purchaser.

(d)
Secretary’s Certificate - Company. The Purchaser will have received: (i) a certificate of the Secretary or Assistant Secretary of the Company attaching (a) a copy of the Company’s certificate of incorporation, as amended through the Closing Date certified by the Secretary of State of the State of Delaware, (b) a true and correct copy of the Company’s bylaws, as amended and (c) true and correct copies of resolutions of the Company’s board of directors and Stockholders authorizing this Agreement and the Transaction contemplated herein; and (ii) a certificate of the Secretary or Assistant Secretary of the Company as to the incumbency and signatures of the officers of the Company executing this Agreement and the Transaction documents executed by the Company on the Closing Date as contemplated by this Agreement.

(e)
Transfer of Certificates; Release of Liens. The Purchaser will have received the certificates representing the issued and outstanding Future Now Stock, duly endorsed in blank (or accompanied by duly executed stock powers duly endorsed in blank), in each case in proper form for transfer, with signatures guaranteed, and, if applicable, with all stock transfer and any other required documentary stamps affixed thereto or appropriate instructions or agreements from the Stockholders to allow the shares of Future Now Stock to be legally and beneficially transferred into the name of the Purchaser. The Purchaser will receive evidence to its satisfaction that any liens or encumbrances on the Future Now Stock have been released as of the Closing Date.

(f)
Financing. The Purchaser will have received evidence from the Purchaser’s deposit agent for the New Financing (as defined in Section 3.8) that (i) it is holding signed investment documents from offerees for at least $1,000,000 in readily available funds from such offerees, and (ii) there are appropriate instructions in effect so that, immediately after the Closing Date, the Purchaser will receive net proceeds from the New Financing of at least $1,000,000, net of any and all fees and other New Financing obligations, including, but not limited to, prepaid interest, commissions, placement fees.

(g)
No Material Adverse Change. As of the Closing Date, there will have been no material adverse change in the business, operations, properties, prospects, assets, or condition of the Company or its Subsidiary and no event will have occurred or circumstance will have arisen that may result in such a material adverse change.

(h)
Employment Agreement. The Purchaser, the Company, or the Company’s Subsidiary will have entered into an employment agreement with each of Jeffrey Eisenberg, Bryan Eisenberg, William Schloth, John Quarto Von-Tivadar and Howard Kaplan, in substantially the form of Schedule 11.1(h) attached to this Agreement (each, the “Employment Agreement” and collectively, the “Employment Agreements”).

(i)
Post-Closing Directors and Resolutions. The Post-Closing Directors (as defined in Section 4) will have been identified and/or approved by the relevant parties and duly appointed to the Purchaser’s Board of Directors as described in Section 4. The Post-Closing Directors of the Purchaser will execute the Closing Date Resolutions.

(j)
Adjustment to the Company’s Note Holders Notes and Warrants. The Purchaser will have received documentation to its satisfaction evidencing the adjustment to the Company’s Note Holder Notes and Original Warrant agreements (collective the “Investment Agreements”) related to the reset of the conversion and exercise price as well as their registration rights.

11.2 Conditions Precedent to Closing by the Stockholders. The Stockholders’ obligation to consummate the Transaction contemplated by this Agreement is subject to the satisfaction of the conditions set forth below and/or the delivery of all of the documents, items, certificates and instruments described below, all of which documents, items, certificates and instruments must be in form and substance satisfactory to the Stockholders, unless such condition is waived by the Stockholders at the Closing. The Closing of the Transaction contemplated by this Agreement will be deemed to mean a waiver of all conditions to Closing.

(k)
Representations and Warranties. The representations and warranties of the Purchaser set forth in this Agreement will be true, correct and complete in all respects as of the Closing Date, as though made on and as of the Closing Date. The representations and warranties of the Purchaser in this Agreement, subject to any supplement to the schedules made pursuant to this Agreement, will be true, correct and complete in all material respects as of the date hereof and as of the Closing Date, as though made on and as of such dates and the Purchaser will have delivered to the Stockholders a certificate dated the Closing Date, to the effect that the representations and warranties made by the Purchaser in this Agreement are true and correct, or if they are not true and correct, including a description of the extent to which they are no longer true and correct.

(l)	Supplement to Schedules. Any additional disclosures made in the supplemental schedules of the Purchaser made pursuant to this Agreement will be acceptable to the Stockholders in their sole discretion.

(m)
Performance. All of the covenants and obligations that the Purchaser is required to perform or to comply with pursuant to this Agreement at or prior to the Closing (considered collectively), and each of these covenants and obligations (considered individually), must have been performed and complied with in all material respects. The Purchaser must have delivered each of the documents required to be delivered by it pursuant to this Agreement.

(n)
Secretary’s Certificate. The Stockholders will have received (i) a certificate of the Secretary or Assistant Secretary of the Purchaser attaching (a) a copy of the Purchaser’s certificate of incorporation, as amended through the Closing Date certified by the Secretary of State of the State of Nevada, (b) a true and correct copy of the Purchaser’s bylaws, as amended and (c) true and correct copies of resolutions of the Purchaser’s board of directors authorizing this Agreement and the transactions contemplated herein; and (ii) a certificate of the Secretary or Assistant Secretary of the Purchaser as to the incumbency and signatures of the officers of the Purchaser executing this Agreement and any other Transaction documents executed by the Purchaser on the Closing Date as contemplated by this Agreement.

(o)
Certificates for Purchaser Stock. The Stockholders will have received the certificates representing the Purchaser Stock, duly executed (or accompanied by duly executed stock powers) or evidence that the Purchaser has given written instructions to the Purchaser’s transfer agent for the delivery of the certificates to the Stockholders.

(p)
Financing. The Stockholders will have received evidence from the Purchaser’s deposit agent for the New Financing (as defined in Section 3.8) that (i) it is holding signed Investment Documents from offerees for at least $1,000,000 in readily available funds from such offerees, and (ii) there are appropriate instructions in effect so that, immediately after the Closing Date, the Purchaser will receive net proceeds from the New Financing of at least $1,000,000, net of any and all fees and other New Financing obligations, including, but not limited to, prepaid interest, commissions, placement fees.

(q)
No Action. No suit, action, or proceeding will be pending or threatened before any governmental or regulatory authority wherein an unfavorable judgment, order, decree, stipulation, injunction or charge would (i) prevent consummation of any of the transactions contemplated by this Agreement as reasonably determined by the Stockholders; (ii) cause any of the transactions contemplated by this Agreement to be rescinded following consummation; or (iii) adversely affect the right of the Purchaser to own, operate or control the business or assets of the Purchaser.

(r)
Post-Closing Directors and Resolutions. The Post-Closing Directors (as defined in Section 4) will have been identified and/or approved by the relevant parties and duly appointed to the Purchaser’s Board of Directors as described in Section 4. The Post-Closing Directors of the Purchaser will execute the Closing Date resolutions.

(s)
Reporting Company. The Purchaser will be up to date with all of its regulatory filing obligations with the SEC and any information required to maintain the reporting of trades in the common stock on the OTC Bulletin Board (“OTCBB”).

(t)	Due Diligence Review. The Stockholders will be reasonably satisfied in all respects with their due diligence investigation of the Purchaser.

10.3
Closing Escrow. All documents, New Financing proceeds and checks shall be delivered in escrow and all matters of payment, execution, delivery of closing documents shall be deemed to be concurrent requirements and it is specifically agreed that nothing will be complete at the Closing until everything required to complete the Closing has been paid, executed, delivered or fully registered, as the case may be.

SECTION 12
RELEASE OF CLAIMS

12.1
By executing this Agreement, each Stockholder voluntarily releases the Company, its directors and affiliates and assigns from any and all manner of actions, causes of actions, suits, proceedings, debts, dues, profits, expenses, contracts, damages, claims, demands and liabilities whatsoever, in law or equity, whether known or unknown, suspected or unsuspected, which the Stockholders ever had, now have, or may have against the Company for or by reason of any matter, cause or thing whatsoever done or omitted to be done by the Company up to the Closing. Each Stockholder hereby declares that in making this release it is understood and agreed that it relies wholly on his/her own judgment, belief and knowledge and the nature of this release has not been influenced to any extent whatsoever in making this release by any representation or statement regarding the rights of the parties hereto made by the Company or any person or persons representing the Company and the terms of this release are contractual and not a mere recital.

SECTION 13
GENERAL PROVISIONS

13.1	Time of Essence. Time shall be of the essence in this Agreement.

13.2
No Merger and Survival. The representations, warranties, covenants, indemnities and agreements contained in this Agreement or pursuant hereto shall not merge at the Closing and shall survive and continue in full force and effect from the Closing Date.

13.3
Notice. All notice, waiver or other communication required or permitted to be given hereunder shall be in writing and signed by or on behalf of such party and shall be given to the other party by delivery thereto, or by sending by prepaid registered mail, telex or facsimile to the address of the other party as herein set forth or to such other address of which notice is given, and any notice shall be deemed not to have been sufficiently given until it is received. Any notice or other communication contemplated herein shall be deemed to have been received on the day delivered, if delivered; on the fourth business day following the mailing thereof, if sent by registered mail; and the second business day following the transmittal thereof, if sent by telex or facsimile. If normal mail, telex or facsimile service shall be interrupted by strike, slowdown, force majeure or other cause, the party sending the notice shall utilize any of such services which have not been so interrupted or shall deliver such notice in order to ensure prompt receipt of same by the other party.

13.4
Waiver. No waiver of any of the provisions of this Agreement will be deemed or will constitute a waiver of any other provision (whether or not similar) nor will any waiver constitute a continuing waiver unless otherwise expressly provided.

13.5
Regulatory Approval. This Agreement is subject to incorporation and review by SEC regulators on a Form 8-K. Form 8-K is to be substantially completed by the Purchaser in a form as acceptable to the Company.

13.6
Modifications and Approvals. No amendment, modification, supplement, termination or waiver of any provision of this Agreement will be effective unless in writing signed by the appropriate party and then only in the specific instance and for the specific purpose given.

13.7
Further Assurances. Each of the parties hereby covenants and agrees to execute any further and other documents and instruments and to do any further and other things that may be necessary to implement and carry out the intent of this Agreement.

13.8
Inurement and Assignment. This Agreement will inure to the benefit of and will be binding upon the Stockholders and the Company and the Purchaser, and their respective personal representatives, heirs, executors, administrators, successors and permitted assigns. Neither party will assign its rights or obligations under this Agreement or any part thereof.

13.9
Counterparts. This Agreement may be executed in counterparts or by facsimile and each such Agreement or facsimile so executed shall be deemed to be an original and such counterparts together shall constitute one and the same Agreement.

13.10
Severability. If any one or more of the provisions contained in this Agreement should be invalid, illegal or unenforceable in any respect, the validity, legality and enforceability of such provision or provisions shall not in any way be affected or impaired thereby in any other jurisdiction and the validity, legality, and enforceability of the remaining provisions shall not in any way be affected or impaired thereby in any other jurisdiction and the validity, legality and enforceability of the remaining provisions contained herein shall not in any way be affected or impaired thereby.

13.11	Included Words. Words importing the singular include the plural and vice-versa, and words importing gender include all genders.

13.12
Entire Agreement. This Agreement, together with the Schedules hereto, constitutes the entire agreement between the parties pertaining to the subject matter hereof and supersedes all prior agreements, understandings, negotiations and discussions whether oral or written, of the parties and there are no warranties, representations or other agreements between the parties in connection with the subject matter hereof except as specifically set forth herein.

13.13	Headings. The section and subsection headings are included solely for convenience, are not intended to be full or accurate descriptions of the content, or to be considered part of this Agreement.

13.14	Governing Law. This Agreement shall be construed and enforced in accordance with the laws of the State of Nevada.

13.15
Confidentiality. In the event that the transactions contemplated in this Agreement are not concluded, the parties hereto agree that all information received or obtained hereunder or pursuant thereto shall be kept confidential except such information as may be required to be disclosed or published by regulatory bodies having jurisdiction and any and all material received by the Purchaser from the Stockholders relating to the business of the Company shall be returned to the Stockholders.

[Rest of Page Intentionally Left Blank - Signature Page to Follow]

IN WITNESS WHEREOF the parties have executed this Agreement on the date first above written.

Company Stockholders	Shares Held/Escrowed

Eisenberg Holdings, LLC By: Jeffrey Eisenberg, Member As Authorized	Shares Held: 3,965,609
John Quarto-vonTivadar	Shares Held: 244,706 Shares Escrowed: 209,916
Roy & Pennie Williams	Shares Held: 454,622

Lisa T. Davis	Shares Held: 90,924
William E. Schloth	Shares Held: 218,929
L. Milton Woods	Shares Held: 151,670
William P. Schloth	Shares Held: 8,000
Peter Keenoy	Shares Held: 32,000
Howard Kaplan	Shares Held: 55,556
Ashley Kaye 1999 Revocable Trust	Shares Held: 8,000
James Cavallo	Shares Held: 8,000

The Purchaser:
FUTURE NOW GROUP INC. By: Authorized Signatory Name: _____________________________ Title: ______________________________
The Company:
FUTURE NOW, INC. Per: Authorized Signatory Name: Mr. Jeffrey Eisenberg Title: Chief Executive Officer

List of Schedules to Share Purchase Agreement

Schedule	Page of Agreement	Content of Schedule
2.1		Company Stockholders

6.1(d)(i)		Obligations, indebtedness and security given of the Company

6.1(d) (ii)		Form of Arrangement with Original Bridge Investors

6.1(d)(iii)		List of outstanding options and warrants

6.1(l)		List of employees and key independent contractors

6.1(p)		Company’s consolidated audited Financial Statements

6.1(s)		Intellectual property list

6.1(u)		Material agreements of the Company and the Subsidiary

8.1 (e) 9.1(i) 11.1(h)		Form of Management Agreement with Key Employees Purchaser’s audited Financial Statements Form of employment agreements

SCHEDULE 2.1 - COMPANY STOCKHOLDERS

Company Shareholders	Pre-RTO Shares Held	Pre-Reverse % Undiluted	Post-RTO Shares Held

Eisenberg Holdings, LLC.	3,965,609	72.8%	36,681,883
John Quarto Von-Tivadar	454,622	8.3%	4,205,254
Roy & Penne Williams	454,622	8.3%	4,205,254
Lisa T Davis	90,924	1.7%	841,047
William E. Schloth	218,929	4.0%	2,025,093
L. Milton Woods	151,759	2.8%	1,403,771
William P Schloth	8,000	0.1%	74,000
Peter Keenoy	32,000	0.6%	296,000
James Cavallo	8,000	0.1%	74,000
Dr. Ashley Kaye	8,000	0.1%	74,000
Howard Kaplan	55,556	1.0%	513,889

	5,448,021	100%	50,394,190

Addresses:

Certificate Holder	Address
John Quarto-vonTivadar	549 Morgan Ave Brooklyn, NY 11222

William E. Schloth	80 Mountain Laurel Rd Fairfield, CT 06824

Eisenberg Holdings LLC	c/o Jeffrey Eisenberg 2401 East 23rd Street Brooklyn, NY 11235

Peter Keenoy	200 Woodhouse Road Fairfield, CT. 06824

Ashley Kaye 1999 Revocable Trust	c/o Dr. Ashley Kaye 184 Sidney Bay Drive Newport Coast, CA 92657

Lawrence M Woods	P.O. Box 1860 Worland, WY. 83401

William P. Schloth	253 New Norwalk Rd, Unit 4 New Canaan, CT 06840

Lisa T Davis	223 Mike Drive Elkton, MD 21921

Roy and Pennie Williams	16221 Crystal Hills Drive Austin, TX 78737

James Cavallo	5533 Forbes Ave, Apt 1 Pittsburgh, PA 15217

Howard Caplan	184 Sackett Street Brooklyn, NY 11231

SCHEDULE 6.1(d)(i) - COMPANY OBLIGATIONS, INDEBTEDNESS AND SECURITY GIVEN

Description	$ Obligation
Computer Equipment Lease dated January 25, 2007 for 48 months at $870 per month	Face amount financed $28,219.27

$675,000 face value convertible promissory notes, warrant agreement and registration rights agreement (collectively, the “Investment Agreements”) - 18 separate note holders	Original Face amount of $675,000 - Balance as of Closing $475,000

Issued in Units (“Unit”), each unit consisting of; $50,000 Face Value Promissory Notes and Warrants to Purchase 16,000 shares of the Company’s Common Stock (or like security issued in a Qualified Financing or Acquisition), at $0.75 per share. If the Note conversion option is elected, each Unit will convert into a minimum of 15,385 shares of the Company’s Common Stock at $3.25 per share

The Notes will be automatically repaid by the Company on a pro-rata basis through the following: To the extent that the Company generates revenues the holders of the Notes shall receive re-payment of a portion of their investment amount at the end of each semi-annual period until they have received their entire investment amount plus the ten and one-half percent (10.5%) annual coupon. In order to provide for such redemption, the Company will place three and one-half percent (3.5%) of the gross revenues derived by the Company into a separate bank account (the “Redemption Funds”). The Redemption Funds will be distributed pro-rata among the holders of the Notes within thirty (30) business days after the end of each semi-annual measurement period.

Unless otherwise paid off through the Gross Sales Escrow Account, all the principal and interest on the Notes will be due and payable upon the earlier of (i) upon demand made any time after the date that is 36 months from initial issuance of a Note, (ii) the date upon which the Company completes the sale of Common Stock (or like security) for aggregate gross proceeds of at least $2.5 million (a “Qualified Financing”), or (iii) the closing of an acquisition of the Company, and Change of Control, as defined, whether by material merger, reorganization, sale of assets or other similar material transaction (an “Acquisition”). Note; (ii), (iii) and (iv) collectively referred to as “Maturity Events.”

At the Note holder’s option, all or a portion of, the principal and accrued interest on the Notes may be converted into shares of Common Stock (or a like security); (i) issued in a Qualified Financing at the closing of the Qualified Financing (determined as if such conversion were gross proceeds to the Company of such financing); or (ii) at the market value of an Acquisition. The number of shares into which the Notes are convertible will be equal the quotient of the converted principal and interest divided by the Lower or (i) the price per share issued in the Qualified Financing or the Acquisition, at a 20% discount or (ii) $3.25. Each Note shall also convert into securities of the Company on any other terms agreed upon by the Company and the holders of a majority of the outstanding principal amount of the Notes (a “Majority”).

Interest shall accrue on all outstanding principal amounts of the Notes at a rate of 10.5% per annum based on a 365-day year. Interest shall be due and payable semi-annually, in arrears.

The Warrants are seven year warrants and are exercisable into one share of the Company’s Common Stock (or like security) issued with a Qualified Financing or Acquisition. Exercise price is $0.75 and contains a cashless exercise provision.

SCHEDULE 6.1(d)(ii) - FORM OF ARRANGEMENT WITH ORIGINAL BRIDGE INVESTORS

October 6, 2007

RE: Letter Agreement for additional consideration and addendums to Convertible Note (“Note Agreement”), Warrant (“Warrant Agreement”), and Registration Rights Agreements (“Reg Rights Agr”), (all three collectively, the “Investment Document”) with Future Now, Inc. (the “Company”)

We are pleased to inform you that we are in the final stages of our transaction whereby the Company will effectively merge into Future Now Group, Inc (“FNGI”), a fully reporting public entity, traded on the NASDAQ Over the Counter Bulletin Board under the symbol FUTR (the “Transaction”). This Transaction will provide the Company access to the public capital markets to accelerate its business expansion and financing plans. Following the closing of the Transaction, the Company and its management will take over control of FNGI. Furthermore, on or about the closing date of the Transaction, FNGI is expected to close on additional funding which we anticipate will provide FNGI with approximately $1 million in capital, net of fees, including, but not limited to, commissions, placement and legal fees (the “New Financing”)

The Transaction or the New Financing do not qualify as a redemption event as provided for under Section 2(b) of your Note Agreement, which states; “the Notes shall be redeemed at the earlier of (i) three years from issuance date, or; (ii) the date upon which the Company completes the sale of Common Stock (or like security, including convertible debt instruments) for aggregate proceeds of at least $2,500,000 (“Qualified Financing”), or; (iii) the closing of a material acquisition of the Company and Change of Control, as defined, whether by merger, recapitalization, sale of assets or other similar material transaction (“Acquisition”). Change of Control shall mean the sale and/or transfer of in excess of 50% of then outstanding voting stock of the Company.” However, please note that this New Financing will be credited toward the aggregate proceed calculation for a Qualified Financing that would trigger Note repayment.

To facilitate with the closing of the New Financing and the success of the Transaction, please acknowledge your agreement to the following addendums (the “Addendums”). THESE ADDENDUMS ONLY RELATE TO THE TRASACTION DISCUSSED HEREIN AND IF NO CLOSING SHOULD OCCUR THIS LETTER AGREEMENT WILL BECOME NULL AND VOID.

a)
To Note Agreement - Section 2(2) will be amended as follows; ““Conversion Price” means the lower of the (i) price per share in a Qualified Financing or Acquisition, at a 20% discount, or (ii) the five (5) day average closing price of FNGI stock from the day of Closing, or (iii) the conversion price of the convertible note as provided for in with the New Financing, at a 20% discount.”

b)
To the Warrant Agreement - Section 1(b) will be amended as follows; “Subject to the adjustments contained in Paragraph 8, the “Exercise Price” per Warrant Share shall be at the lower of the (i) exercise price granted for any warrant issued as part of the New Financing, or (ii) the five (5) trading day average closing price of FNGI stock from the day of Closing.”

c)
To the Registration Rights Agreement - Section 1(a) will be amended as follows; “The Holders agree to amended their piggyback registration rights such that they allow for any required registration provisions applicable to the New Financing to be first met.

As consideration (the “Consideration”) for your agreement to the above Addendums, you will receive: Additional warrant certificates equal to 100% of the current warrants presently in your possession priced at the same discounted terms as described in item (a) above.

Please note that all other terms and conditions of your Investment Documents will remain the same including the Note Redemption Feature which calls for the automatic redemption of the Notes in an amount applied which represents three and one-half percent (3.5%) of the Company’s gross revenue. Some of you have received your first six month interest coupon with others based upon investment date will be receiving theirs shortly.

As we are in the process of gathering all closing documents, please sign below and return in the self-addressed express mail envelope enclosed. Please feel free to contact William E. Schloth, our Chief Financial Officer or myself with any questions. We look forward to closing this Transaction and continuing to maximize our shareholders value. As required per the Investment Document you will receive new Investment Documents reflecting the above Addendums and Consideration. For your reference we have also attached hereto the Consolidated Audited Financial Statements for the Company as of December 31, 2005 and 2006.

If you have any further questions on this, please also note that we will be having a general conference call with our current investors on Thursday, October 11, 2007 at 11:00 eastern standard time. To attend this discussions please follow the instructions below:

Call into:	888-977-8002
When prompted code
In the following:	12342154#

We appreciate your continued support and look forward to much success in the future.

Sincerely,

Jeffrey Eisenberg
Chief Executive Officer

SCHEDULE 6.1(d)(iii) - LIST OF STOCK OPTIONS & WARRANTS

Instrument & Name	Pre-Transaction Options Outstanding	Add'l Issuances for Agreed Upon Adjustments	Total Closing

Stock Options Grants:

William Schloth	293,750	32,500	326,250
Howard Kaplan	144,444	17,361	161,806
Holly Buhcanan	50,000	12,500	62,500
Anthony Garcia	50,000	12,500	62,500
Melissa Burdon	2,000	500	2,500
Michael Drew	10,000	2,500	12,500
James Novo	10,000	2,500	12,500

Total Options	560,194	80,361	640,556

Note Holder Warrants:

Stock Purchase Warrants	104,000	104,000	208,000
Various Note Holders

Other Warrant Holders:

Placement Agent Warrants	34,367	90,892	125,259

SCHEDULE 6.1(l) - LIST OF EMPLOYEES AND KEY INDEPENDENT CONTRACTORS OF THE COMPANY

Active Employee/Contractor

Buchannan, Holly
Garcia, Anthony
Burdon, Melissa
Sexton, Jeff
Lee, Peter
McGuigan, Daniel
Patrino, Ronald
Mal Watlington
Davis, Lisa
Hayt, Chris
Marijayne Bushey
Gorell, Robert
Quarto-vonTivadar, John
Eisenberg, Bryan
Kotek, Brian
Kaplan, Cindy
Eisenberg, Esther
Maher, Jimmy
Johnson, Cindy
Eisenberg, Jeff
Schloth, William
Howard Kaplan

SCHEDULE 6.1(p) - COMPANY’S CONSOLIDATED FINANCIAL STATEMENTS

SCHEDULE 6.1(s) INTELLECTUAL PROPERTY LIST

URLS: www.persuasionarchitectureinc.com; www.futurenowinc.com; www.grokdotcom.com

PATENTS: None presently pending.

TRADEMARKS: “PERSUASION ARCHITECTURE” presently pending.

SCHEDULE 6.1(u) - MATERIAL CONTRACTS OF THE COMPANY & SUBSIDIARY (OTHER THAN EMPLOYMENT AGREEMENTS)

-	Office Lease Agreement Dated October 17, 2007 for Occupancy December 15, 2007.

-	Promissory Notes with William E Schloth and Howard Kaplan

SCHEDULE 8.1(e) - FORM OF MANAGEMENT AGREEMENT WITH KEY EMPLOYEES

SCHEDULE 9.1(i) - PURCHASER’S AUDITED ANNUAL FINANCIAL STATEMENTS

SCHEDULE 11.1(h) - DRAFT FORM OF EMPLOYMENT AGREEMENTS